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                                                                      Exhibit 12

Baxter International Inc. and Subsidiaries

                Computation of Ratio of Earnings to Fixed Charges
                    (unaudited - in millions, except ratios)
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Years ended December 31,                                            2002     2001     2000    1999     1998
                                                                      (B)      (B)      (B)              (B)
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Income from continuing operations
         before income taxes and cumulative
         effect of accounting change                              $1,397  $   979  $   970  $1,085     $521
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Fixed charges
         Interest costs                                              100      129      134     122      151
         Estimated interest in rentals (A)                            46       36       32      29       26
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Fixed charges as defined                                             146      165      166     151      177
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Adjustments to income
         Interest costs capitalized                                  (30)     (22)     (14)    (10)      (4)
         Other                                                        (1)      (1)      (2)     (2)      --
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         Income as adjusted                                       $1,512   $1,121   $1,120  $1,224     $694
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Ratio of earnings to fixed charges                                 10.36     6.79     6.75    8.11     3.92
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Six months ended June 30,                                                                     2002     2003
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Income from operations before income taxes                                                    $626     $278
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Fixed charges
         Interest costs                                                                         52       79
         Estimated interest in rentals (A)                                                      18       23
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Fixed charges as defined                                                                        70      102
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Adjustments to income
         Interest costs capitalized                                                            (12)     (18)
         Other                                                                                   -      (19)
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         Income as adjusted                                                                   $684     $343
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Ratio of earnings to fixed charges                                                            9.77     3.36
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Note: The ratio of earnings to fixed charges is calculated in accordance with the rules of the Securities and Exchange Commission, which are not the same as the interest rate coverage covenants included in the company's principal credit facilities.

(A)   Represents the estimated interest portion of rents.

(B)   The following special charges were included in income from continuing operations before income taxes, and impacted the calculation of the ratio of earnings to fixed charges.

      2003:   $337 million restructuring charge.
      2002:   $51 million charge for in-process research and development in the six months ended June 30, and $189 million charge for in-process research and development and other special charges in the year ended December 31.
      2001:   $280 million charge for in-process research and development and other special charges, and $189 million charge relating to discontinuing the A, AF and AX series dialyzers.
      2000:   $286 million charge for in-process research and development and other special charges.
      1998:   $116 million in-process research and development charge, $178 million net litigation charge, and $122 million exit and reorganization costs charge.
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